INVESCO GLOBAL DIVIDEND GROWTH SECURITIES FUND                     SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 9/30/2010
FILE NUMBER :      811-05426
SERIES NO.:        39

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
72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A   $   631
        2 Dividends for a second class of open-end company shares (000's Omitted)
          Class B   $ 1,713
          Class C   $    89
          Class Y   $    56
73A.      Payments per share outstanding during the entire current period:
          (form nnn.nnnn)
        1 Dividends from net investment income
          Class A    0.1964
        2 Dividends for a second class of open-end company shares
          (form nnn.nnnn)
          Class B    0.1996
          Class C    0.1200
          Class Y    0.2220
74U.    1 Number of shares outstanding (000's Omitted)
          Class A    30,648
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B     7,963
          Class C       682
          Class Y       223
74V.    1 Net asset value per share (to nearest cent)
          Class A   $  9.38
        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B   $  9.53
          Class C   $  9.35
          Class Y   $  9.44
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